EXHIBIT 107

Calculation of Filing Fee Table FORM F-3

(Form Type)

CASI Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Unallocated (Universal) Shelf		Rule 457(o)	(1)	(2)	$50,000,000	0.0001476	$7380
	Equity	Ordinary Shares	Rule 457(o)	(1)	(2)
	Debt	Debt Securities	Rule 457(o)	(1)	(2)
	Equity	Preferred Shares	Rule 457(o)	(1)	(2)
	Other	Warrants	Rule 457(o)	(1)	(2)
	Other	Subscription Rights	Rule 457(o)	(1)	(2)
	Other	Units	Rule 457(o)	(1)	(2)
	Total Offering Amounts					$50,000,000(3)	0.0001476	$7,380
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$7,380

(1)	There are being registered hereunder such indeterminate number of ordinary shares, debt securities, preferred shares, warrants, subscription rights, and units as shall have an aggregate initial offering price not to exceed $50,000,000. Any securities registered hereunder may be sold separately or in combination with other securities registered hereunder. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder also include such indeterminate number of shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)	The proposed maximum per unit and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified pursuant to Instruction 2.A.ii.b. to the Calculation of Filing Fee Tables and Related Disclosure on of Item 9(b) of Form F-3 under the Securities Act.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. In no event will the aggregate offering price of all securities sold by the registrant from time to time pursuant to this registration statement exceed $50,000,000.